Exhibit 99.1

MULTIMEDIA GAMES HOLDING COMPANY, INC. For more information contact: Adam Chibib Chief Financial Officer Multimedia Games Holding Company, Inc. 512-334-7500	PRESS RELEASE Richard Land James Leahy JCIR 212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES’ FOURTH QUARTER REVENUE RISES 15.8% TO $41.4 MILLION;
DILUTED EPS OF $0.28, INCLUSIVE OF $0.04 NET BENEFIT FROM TAXES AND OTHER ITEMS

- 1,059 New Revenue Units Deployed in Fourth Quarter Including 538 Sold Units and a 521 Unit Increase in the Installed Base, Including a 101 Unit Increase in Premium Participation Games -

- Fiscal 2012 Revenue Rises 22.2% to a Record $156.2 Million;
Diluted EPS of $0.96, Inclusive of $0.09 Net Benefit -

- Authorizes New $40 million Share Repurchase Program -

AUSTIN, Texas, November 15, 2012 – Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today reported operating results for its fiscal 2012 fourth quarter and full year ended September 30, 2012, as summarized below.  In addition, the Company provided fiscal 2013 guidance for several financial metrics, including diluted EPS of $0.60-$0.65, which represents a year-over-year increase of approximately 12%-21% over fiscal 2012 pro-forma diluted EPS when applying a 38% tax rate for fiscal 2012.

Summary of 2012 Q4 and Fiscal Year Results
(In millions, except per-share and player terminal data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Revenue	$41.4	$35.7	$156.2	$127.9
EBITDA(1)	$17.4	$15.6	$71.1	$55.0
Operating income(2)	$5.9	$3.3	$24.1	$6.2
Net income(3)	$8.3	$3.1	$28.2	$5.7
Diluted earnings per share(3)	$0.28	$0.11	$0.96	$0.20

New units sold	538	458	1,961	1,150

Domestic participation installed units:
Average	10,420	9,128	9,896	8,806
Quarter-end	10,670	9,379

(1)
EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization, and accretion of contract rights.  A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

(2)
Operating income for the three and twelve month periods ended September 30, 2012 include a non-recurring pre-tax charge of $1.2 million.  Operating income for the three and twelve month periods ended September 30, 2011 include non-recurring charges totaling $1.2 million and $2.0 million, respectively.

(3)
Net income and diluted earnings per share for the three and twelve month periods ended September 30, 2012 include a net benefit of $1.3 million, or $0.04 per diluted share, and $2.8 million, or $0.09 per diluted share, respectively.  Net income and diluted earnings per share for the three and twelve month periods ended September 30, 2011 include net charges of $1.2 million, or $0.04 per diluted share and $1.2 million, or $0.04 per diluted share, respectively.

Patrick Ramsey, President and Chief Executive Officer of Multimedia Games, commented, “Multimedia’s fourth quarter and full year 2012 results reflect continued success in developing high performing gaming products and further progress with expanding our total addressable market.  Highlights from the fiscal 2012 fourth quarter include a 5% quarterly sequential and 14% year-over-year increase in our domestic installed base, strong quarterly unit sales in a record 16 states and a doubling of our installed base of premium participation High Rise Games® to 198 units.  As a result, we generated another period of strong financial performance marked by year over year operating income, EBITDA and net income growth, each of which outpaced the 16% revenue growth achieved in the quarter.

“Our growing portfolio of attractive, differentiated games and themes that address customers’ needs across all gaming markets continue to drive solid demand for our products.  We see strong customer demand for our unique TournEvent® slot tournament system, which represented 34% of total units sold during the quarter.  TournEvent is revolutionizing slot tournaments and generating strong performance for our customers and is installed in 117 casinos nationwide as of September 30, 2012.  Highlighting the power of TournEvent, we recently kicked off the National TournEvent of Champions™, a first-of-its-kind national promotion that will begin at participating casinos early next year and culminate in Las Vegas next September.

“Gaming operations remains a key driver of Multimedia Games’ growth as we continue to invest in our domestic installed base of participation games through expansion of our installed base in new and existing markets and by replacing lower performing units with new proprietary products.  Our Oklahoma installed base increased by 159 units and the domestic installed base outside of Oklahoma rose 362 units during the fiscal 2012 fourth quarter, for a total quarterly sequential increase in the domestic installed base of 521 units, which is more than double the unit growth achieved in each of the three previous quarters in fiscal 2012.  Included in the quarterly domestic installed base increase are new deployments of 101 High Rise Games, which are now in 11 markets outside of Oklahoma.  The performance of our High Rise Games remains strong and we are excited about the prospects for continued growth in the number of deployed units throughout fiscal 2013.”

Ramsey concluded, “The combination of our product development efforts and market expansion initiatives are clearly delivering the enhanced game performance and increased customer demand that is driving continued improvement in our financial results.  Our growing product momentum leads us to believe that we are moving the right direction, particularly as Multimedia Games plans to enter larger U.S. gaming markets, including Nevada, later in fiscal 2013.  As such, in fiscal 2013, we expect to achieve solid increases in the number of units we sell and continued growth in our domestic installed base, which is expected to drive year-over-year improvements in revenues, EBITDA and operating income.”

Summary of Fiscal 2012 Fourth Quarter and Full Year Operating Results
Multimedia Games’ fiscal 2012 fourth quarter revenue rose 15.8%, or $5.7 million, to $41.4 million, compared to revenue of $35.7 million in the fiscal 2011 fourth quarter.  Fiscal 2012 fourth quarter revenue included approximately $29.6 million from gaming operations and approximately $11.4 million from gaming equipment and system sales, compared with $25.5 million in revenue from gaming operations and $9.9 million from gaming equipment and system sales in the year-ago period.

Gaming operations revenue in the fiscal 2012 fourth quarter grew 16.3% to $29.6 million, reflecting continued strong growth in the Company’s installed base of participation units and in the revenue per day performance.  During the quarter, the Company grew its base of participation units by 521 units or approximately 5.1% on a quarterly sequential basis, with growth coming from all domestic markets including Oklahoma, California, Louisiana, Mississippi, and Michigan.  Multimedia Games’ domestic installed base grew by 1,291 units, or 13.8%, year over year to 10,670 units.  Included in the year-end participation base were 198 High Rise premium participation games deployed outside of Oklahoma, an increase of 101 units from the fiscal third-quarter end installed base.

Revenues from the Company’s New York Lottery business totaled $4.2 million for the quarter, an increase of 51% over the prior-year period.  For the full fiscal year, revenues for the New York Lottery totaled $15.6 million, an increase of 66% over the prior-year revenues of $9.4 million.  The increase in revenues for the fiscal fourth quarter and for the fiscal year were primarily driven by the opening of Resorts World New York in October 2011.  With the one-year anniversary of the opening of Resorts World New York having occurred in October 2012, the Company expects the New York Lottery business will grow at a more measured pace in fiscal 2013.

Gaming equipment and system sales in the fiscal 2012 fourth quarter increased 15.7% to $11.4 million, from $9.9 million in the prior-year period.  During the quarter, the Company recorded revenue of $9.9 million related to the sale of 538 new units and $0.8 million in revenue related to parts and equipment sales, compared to $8.5 million in revenue related to the sale of 458 new proprietary units and $0.6 million related to parts and equipment sales in the year-ago period.  Washington State and California were Multimedia Games’ largest markets for product sales, representing approximately 58% of total unit sales.  The Company sold units into a quarterly record 16 states in its fiscal 2012 fourth quarter, including first-time sales in Arizona and Michigan.  There was $0.7 million and $0.8 million of deferred revenues for the sale of player stations and systems in a prior-year period recognized in the fiscal 2012 and fiscal 2011 fourth quarter periods, respectively.

Other revenue, primarily comprised of service revenue, was approximately $0.3 million in the fiscal 2012 fourth quarter compared to $0.4 million in the fiscal 2011 fourth quarter.

Total operating expenses for the fiscal 2012 fourth quarter rose $3.1 million, or 9.6% year over year, to $35.5 million.  Total cost of goods sold increased by $1.0 million, driven primarily by an increase in the number of units sold, higher shipping costs reflecting the Company’s expansion into more states, and costs related to expedited shipping fees in the supply chain to meet demand requirements for certain products.  Selling, general and administrative (“SG&A”) expenses rose 20.0%, or $2.2 million, to $12.9 million, primarily reflecting higher stock compensation expense and an increase in variable compensation related to the growth in revenues as well as increased trade show expenses related to the 2012 Global Gaming Expo.  SG&A expenses for the fiscal 2012 and fiscal 2011 fourth quarter periods include non-cash stock compensation costs of approximately $0.8 million and $0.2 million, respectively.  Depreciation and amortization declined to $9.6 million from $10.4 million in the prior-year period and research and development expense of $4.0 million compares to $3.2 million in the prior-year period.  The increase in research and development expenses is attributable to Multimedia Games’ ongoing initiative to develop innovative and differentiated gaming content that delivers a high-value player entertainment experience.

Reflecting the strong year-over-year revenue growth in the fiscal 2012 fourth quarter, operating income rose by $2.6 million to $5.9 million and operating margin improved to 14.2% in the quarter compared to 9.3% in the year-ago period.  For the fiscal 2012 fourth quarter, Multimedia Games reported net income of $8.3 million, or $0.28 per diluted share, inclusive of a $2.5 million, or $0.08 per diluted share net tax benefit, which was partially offset by a one-time charge of $1.2 million, or $0.04 per diluted share, for ongoing tax litigation related to the Company’s operations in Mexico, compared to net income of $3.1 million, or $0.11 per diluted share, in the fiscal 2011 fourth quarter.

Net capital expenditures in the fiscal 2012 fourth quarter were $13.4 million compared to $11.6 million a year ago, primarily reflecting Multimedia Games’ ongoing investment in its installed base.

Total revenue in fiscal 2012 rose $28.3 million, or 22.2%, to $156.2 million and is comprised of $112.0 million in revenue from gaming operations, $42.8 million in revenue from gaming equipment and system sales and $1.4 million in other revenue.  Gaming operations revenues increased by $16.5 million, or 17.3%, from the prior year driven by a 1,291 increase in the domestic installed base and an increase in daily win per unit.  The Company generated $36.3 million in revenues related to the sale of 1,961 new units in fiscal 2012 compared to revenue of $20.4 million for the sale of 1,150 units in fiscal 2011.  Deferred revenues recognized in fiscal 2012 and fiscal 2011 were $2.7 million and $7.4 million, respectively.

Total operating expenses in fiscal 2012 rose $10.4 million, or 8.5%, to $132.1 million.  SG&A expenses grew $7.6 million to $49.6 million while total cost of goods sold increased by $3.8 million.  Fiscal 2012 and 2011 SG&A expenses included non-cash stock compensation costs of $3.4 million and $1.5 million, respectively.  Depreciation and amortization expense in fiscal 2012 declined by $2.7 million from the prior year while research and development expense rose by $2.5 million.

In fiscal 2012, Multimedia Games reported net income of $28.2 million, or $0.96 per diluted share, compared to net income of $5.7 million, or $0.20 per diluted share, in fiscal 2011.

For fiscal 2012, net capital expenditures were $45.2 million compared to $37.4 million a year ago, primarily reflecting the significant year-over-year increase in the Company’s installed base of participation units.

Balance Sheet
Multimedia Games’ cash position rose approximately $5.4 million on a quarterly sequential basis to $73.8 million as the Company generated $17.3 million in cash from operations in the fiscal 2012 fourth quarter.  As of September 30, 2012, Multimedia Games was in a net cash position (total cash in excess of total debt) of $40.5 million, or $1.44 per share, compared with net cash of $33.6 million as of June 30, 2012, and net cash of $9.7 million as of September 30, 2011.  The fiscal 2012 fourth quarter represents the fifteenth consecutive quarter Multimedia Games has grown net cash or reduced net debt.

The Company generated free cash flow of $3.9 million in the fiscal 2012 fourth quarter compared to free cash flow of $3.1 million in the year-ago period.  Total cash generation in the September 2012 quarter was $4.3 million compared to $3.7 million a year ago.  For the full fiscal year, Multimedia Games generated $29.3 million in free cash flow and $23.5 million in total cash compared to $31.2 million and $38.4 million, respectively, in fiscal 2011.  Fiscal 2011 free cash flow and cash generation included a one-time benefit of $18.1 million related to a federal tax refund.

New $40 Million Share Repurchase Authorization
The Company’s Board of Directors has authorized a new share repurchase program for up to $40 million of the Company’s common stock over the next three years.  The new share repurchase authorization replaces a December 2010, $15 million repurchase authorization that was due to expire in December 2013 and which had approximately $3.1 million remaining.

Pursuant to the authorization, Multimedia Games may purchase shares from time to time in the open market, through block purchases or in privately negotiated transactions in accordance with Company policies and applicable securities laws.  The actual number of shares to be purchased, if any, will depend upon market conditions.  Any shares purchased will be held in the Company’s treasury for possible future use.  As of September 30, 2012, Multimedia Games had approximately 28.2 million shares issued and outstanding.  During the quarter ended September 30, 2012, the Company did not repurchase any of its shares.

Adam Chibib, Chief Financial Officer, commented, “We exited fiscal 2012 with growing business momentum and a healthy balance sheet, including $40.5 million in net cash, which represents an impressive $30.7 million improvement over the past year and a $63.3 million improvement from the end of fiscal 2010.  Going forward, we plan on leveraging our strong product portfolio, expanding addressable market position and fiscal discipline to generate strong profitability and free cash flow.  Further, with expectations for continued free cash flow generation, the Board believes returning value to stockholders through share repurchases is an excellent complement to our ongoing growth momentum.”

Fiscal 2013 Guidance
The Company forecasts fiscal 2013 revenues of $165.5-$170.2 million, representing approximately
6%-9% year over year total revenue growth.  The revenue growth reflects an expected 10%-15% year-over-year increase in unit sales as well as a modest increase in the domestic installed base, partially offset by continued declines in Mexico.  The current unit sales and installed base growth forecast for fiscal 2013 includes an expectation for a measured level of initial unit deployments on a revenue share basis and unit sales into Nevada beginning in the second half of the fiscal year.

In addition, Multimedia Games expects that total operating expenses – including SG&A, research and development costs and depreciation and amortization – will increase modestly from fiscal 2012 levels as the Company continues to add additional headcount in research and development and sales and services.  Operating margins are expected to improve from 15% in fiscal 2012 to 16%-17% in fiscal 2013 and operating income is expected to increase approximately 11%-21% year over year to $26.7-$29.2 million.

The Company expects to generate EBITDA, a non-GAAP financial measure, of $76.6-$79.2 million in fiscal 2013, representing growth of 8%-11% over total fiscal 2012 EBITDA of $71.1 million.

Finally, the Company currently expects its fiscal 2013 tax rate will be in the range of 36%-40% compared to its fiscal 2012 full year effective tax rate benefit of 11.4%.  As a result, Multimedia Games expects to report fiscal 2013 diluted EPS of $0.60-$0.65, representing a year-over-year increase of approximately 12%-21% over reported fiscal 2012 EPS when applying a 38% tax rate for fiscal 2012.

Comparison of Fiscal 2013 Guidance to Fiscal 2012 and Fiscal 2011 Results
(In millions, except per-share)

	Twelve Months Ended September 30,
	2013 Guidance(1)	2012	2011
Revenue	$165.6-170.2	$156.2	$127.9
EBITDA	$76.6- 79.2	$71.1	$55.0
Operating Income	$26.7- 29.2	$24.1	$6.2

Diluted earnings per share	$0.60 - 0.65	$0.96	$0.20

Pro-forma diluted earnings per share(2)	$0.60 - 0.65	$0.54	$0.14

(1)	Represents Company guidance for fiscal 2013 as provided today, November 15, 2012 with forecasted net income and diluted EPS ranges reflecting expected full year tax rate of 36%-40%.
(2)
“Pro-forma diluted earnings per share” for the fiscal 2012 and fiscal 2011 periods reflects a 38% tax rate applied to the reported “Income before income taxes” for both periods (see reconciliation table on page 11 of this press release).

Multimedia Games cautions that market dynamics are constantly changing and as such, actual results could vary materially from the expectations noted above based on various factors, such as changes in the Company’s markets, operations, regulatory requirements, and its estimates and assumptions.  See the risk factors in our publicly-filed Form 10-K’s and Form 10-Q’s and other items as more fully described in the section below titled “Cautionary Language.”

2012 Fourth Quarter and Full Year Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, November 15, 2012, beginning at 9:00 a.m. ET (8:00 a.m. CT).  Both the call and the webcast are open to the general public.  The conference call number is 720-545-0001 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm.  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location at http://ir.multimediagames.com/events.cfm.

(1) Non-GAAP Financial Measures
See definitions of EBITDA, cash generation, free cash flow, cash generation, net cash position, net capital expenditures and pro-forma diluted earnings per share included in the discussion of Non-GAAP financial measures beginning on page 10 of this release.

About Multimedia Games Holding Company, Inc.
Through its wholly owned subsidiary, Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology.  The company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Revenue is primarily derived from gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  The company is focused on pursuing market expansion and new product development for Class II, Class III and VLT markets.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words "believe", "expect", "continue", "intend", "plan", "seek", "estimate", project", "may", or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements.  All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games' performance to differ materially from those expressed or implied by such forward looking statements.  These risks and uncertainties include, but are not limited to, the ability of Multimedia Games to maintain strategic alliances; increase its unit placements, installations or installed-base; grow revenue; garner new market share; secure new licenses in new jurisdictions; successfully develop or place proprietary product; comply with regulations; or have its games approved by relevant jurisdictions.  Please refer to the Company’s most recent Form 10-K and subsequent filings with the Securities and Exchange Commission for a further discussion of risks and uncertainties.  All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized.  Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release.  Multimedia Games expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS As of September 30, 2012 and September 30, 2011 (In thousands, except share and per-share amounts)
ASSETS	September 30, 2012	September 30, 2011
CURRENT ASSETS:
Cash and cash equivalents	$73,755	$46,710
Accounts receivable, net of allowance for doubtful accounts of $266 and $400, respectively	17,503	16,004
Inventory	7,083	7,291
Current portion of notes receivable, net	8,024	14,280
Prepaid expenses and other	6,593	5,300
Deferred tax asset	8,248	221
Federal and state income tax receivable	244	142
Total current assets	121,450	89,948
Property and equipment and leased gaming equipment, net	57,924	47,399
Intangible assets, net	37,664	28,395
Long-term portion of notes receivable, net	733	10,449
Deferred tax asset, less current portion	2,418	430
Value added tax receivable, net of allowance of $722 and $817, respectively	3,511	2,787
Other assets	2,275	2,471
Total assets	$225,975	$181,879

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,700	$3,700
Accounts payable and accrued liabilities	30,192	25,855
Deferred revenue	483	1,131
Total current liabilities	34,375	30,686
Long-term debt, less current portion	29,600	33,300
Long term deferred tax liability	6,320	651
Other long-term liabilities	618	679
Deferred revenue, less current portion	42	661
Total liabilities	70,955	65,977
Commitments and contingencies
Stockholders’ equity:
Preferred stock:	—	—
Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized,36,297,518 and 34,559,522 shares issued, and 28,177,240 and 26,832,065 shares outstanding, respectively	363	346
Additional paid-in capital	107,751	95,063
Treasury stock, 8,120,278 and 7,727,457, respectively, common shares at cost	(62,048)	(60,164)
Retained earnings	109,283	81,109
Accumulated other comprehensive loss, net	(329)	(452)
Total stockholders’ equity	155,020	115,902
Total liabilities and stockholders’ equity	$225,975	$181,879

CONSOLIDATED STATEMENTS OF OPERATIONS For the Three and Twelve Months Ended September 30, 2012 and 2011 (In thousands, except per-share amounts)
	Three Months Ended September 30,		Full Year Ended September 30,
	2012	2011	2012	2011
REVENUES:
Gaming operations	$29,647	$25,498	$112,010	$95,476
Gaming equipment and system sales	11,421	9,874	42,793	30,909
Other	317	351	1,373	1,470
Total revenues	41,385	35,723	156,176	127,855

OPERATING COSTS AND EXPENSES:
Cost of gaming operations revenue (1)	2,525	2,561	9,004	9,136
Cost of equipment and system sales	5,321	4,237	18,548	14,623
Selling, general and administrative expenses	12,935	10,782	49,648	42,042
Write-off, reserve, impairment & settlement charges	1,187	1,176	1,187	2,013
Research and development	3,964	3,204	15,428	12,930
Amortization and depreciation	9,558	10,430	38,270	40,957
Total operating costs and expenses	35,490	32,390	132,085	121,701
Operating income	5,895	3,333	24,091	6,154

OTHER INCOME (EXPENSE):
Interest income	233	541	1,553	2,562
Interest expense	(333)	(599)	(1,392)	(3,060)
Other income (expense)	7	(78)	1,045	723
Income before income taxes	5,802	3,197	25,297	6,379
Income tax benefit (expense)	2,523	(94)	2,877	(702)
Net income	$8,325	$3,103	$28,174	$5,677
Basic earnings per common share	$0.30	$0.12	$1.01	$0.20
Diluted earnings per common share	$0.28	$0.11	$0.96	$0.20
Shares used in earnings per common share:
Basic	27,968	26,705	27,807	28,106
Diluted	29,828	27,088	29,261	28,686

(1)
Cost of gaming operations revenue excludes depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended September 30, 2012 and 2011

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:	(In thousands)
Net income	$28,174	$5,677
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and depreciation	38,270	40,957
Accretion of contract rights	7,700	7,210
Share-based compensation	3,418	1,532
Other non-cash items	1,405	1,404
Interest income from imputed interest	(1,292)	(2,333)
Deferred income taxes	(4,346)	—
Changes in operating assets and liabilities
Total accounts and notes receivable	(59)	(3,137)
Federal and state income tax receivable	(102)	19,516
Inventory	(86)	(4,056)
Current liabilities	4,544	4,612
Other current and long-term assets and long-term liabilities	(3,083)	(2,803)
NET CASH PROVIDED BY OPERATING ACTIVITIES	74,543	68,579
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and leased gaming equipment	(50,305)	(39,345)
Transfer of leased gaming equipment to inventory	5,085	1,969
Acquisition of intangible assets	(6,102)	(4,850)
Advances under development and placement fee agreements	(15,575)	(2,951)
Repayments under development agreements	15,846	14,983
NET CASH USED IN INVESTING ACTIVITIES	(51,051)	(30,194)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options, warrants and related tax benefit	9,287	3,944
Principal payments of long-term debt	(3,700)	(7,625)
Proceeds from revolving lines of credit	—	6,875
Principal payments of revolving lines of credit	—	(6,875)
Proceeds from capital lease	894	—
Principal payments of capital lease	(894)	—
Purchase of treasury stock	(1,884)	(10,036)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	3,703	(13,717)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(150)	250
Net increase in cash and cash equivalents	27,045	24,918
Cash and cash equivalents, beginning of period	46,710	21,792
Cash and cash equivalents, end of period	$73,755	$46,710

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding (i) EBITDA, (ii) cash generation, (iii) free cash flow, (iv) net cash position, (v) net capital expenditures and (vi) pro-forma diluted earnings per share, all of which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission.  The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.  We define (i) EBITDA as net income before net interest expense, income taxes, depreciation, and amortization and accretion of contract rights, (ii) cash generation as cash flow from operating activities plus cash flows from investing activities, (iii) free cash flow as cash flow from operating activities less net capital expenditures, (iv) net cash position as cash and cash equivalents less long-term debt, (v) net capital expenditures as acquisitions of property and equipment and leased gaming equipment less transfer of leased gaming equipment to inventory, and (vi) pro-forma diluted earnings per share as diluted earnings per share as if a 38% tax rate was applied to income before income taxes.  EBITDA, cash generation, free cash flow, net cash position, net capital expenditures and pro-forma diluted earnings per share are not recognized financial measures under GAAP, but we believe that each is useful in measuring our operating performance.  We believe that the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance. Cash generation helps assess the performance of operations and manufacturing investments and includes the amounts received and paid for our development agreements.  We believe cash generation provides investors with useful information with respect to our ability to pay down debt.  We believe that the non-GAAP measures of free cash flow, net cash position and net capital expenditures provide useful information to investors as each enhances the overall understanding of our operating performance.  We present pro-forma diluted earnings per share in order to allow investors to evaluate how we would have performed had our effective tax rate for fiscal 2012 and fiscal 2011 been 38%, which as discussed above, is the midpoint of the range of our expected tax rate for fiscal 2013.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP.  In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

Reconciliation of U.S. GAAP Net income to EBITDA:
	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net income	$8,325	$3,103	$28,174	$5,677
Add back:
Amortization and depreciation	9,558	10,430	38,270	40,957
Accretion of contract rights(1)	1,948	1,942	7,700	7,211
Interest expense (income), net	100	58	(161)	498
Income tax expense (benefit)	(2,523)	94	(2,877)	702
EBITDA	$17,408	$15,627	$71,106	$55,045

1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are recorded net of revenues in the Consolidated Statements of Operations.

Cash Generation

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net cash provided by operating activities	$17,347	$14,694	$74,543	$68,579
Plus:
Net cash used in investing activities	(13,075)	(10,971)	(51,051)	(30,194)
Cash generation	$4,272	$3,723	$23,492	$38,385

Free Cash Flow

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net cash provided by operating activities	$17,347	$14,694	$74,543	$68,579
Less:
Net capital expenditures	(13,409)	(11,637)	(45,220)	(37,376)
Free cash flow	$3,938	$3,057	$29,323	$31,203

Net Cash Position

	As of September 30, 2012	As of June 30, 2012	As of September 30, 2011
	(in thousands)
Cash and cash equivalents	$73,755	$68,318	$46,710
Less:
Long-term debt	(33,300)	(34,706)	(37,000)
Net cash	$40,455	$33,612	$9,710

Net Capital Expenditures

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Acquisition of property and equipment and leased gaming equipment	$(14,618)	$(12,442)	$(50,305)	$(39,345)
Less:
Transfer of leased gaming equipment to inventory	1,209	805	5,085	1,969
Net capital expenditures	$(13,409)	$(11,637)	$(45,220)	$(37,376)

Pro-Forma Diluted Earnings per Share for Fiscal 2012 and Fiscal 2011 Periods

	For the Twelve Months Ended September 30,
	2012	2011
	(in thousands)
Income before income taxes	$25,297	$6,379
Income tax expense assuming 38% tax rate	(9,613)	(2,424)
Pro-forma net income	$15,684	$3,955
Pro-forma diluted earnings per share	$0.54	$0.14

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